UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2020

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38602	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK		73114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	CHAP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

As previously reported, on July 15, 2020, Chaparral Energy, Inc. (the “Company”), certain lenders party thereto (the Lenders”), Royal Bank of Canada, as Administrative Agent and Issuing Bank (the “Agent”), and the other parties thereto, entered into a Limited Forbearance Agreement (the “Forbearance Agreement”) under the Company’s Tenth Restated Credit Agreement, dated as of December 21, 2017 (as amended, modified or supplemented, the “Credit Agreement”). Pursuant to the Forbearance Agreement, the Lenders agreed, during the forbearance period, to forbear from exercising any remedies under the Credit Agreement for any default or event of default resulting from any failure by the Company or any of its subsidiaries to make all or any part of the required interest payment due on July 15, 2020 with respect to the Company’s 8.75% senior notes due 2023 (the “Notes”). The forbearance period under the Forbearance Agreement began on July 15, 2020 and ends on 5:00 p.m. (Central Time) on July 29, 2020, unless terminated earlier in accordance with the terms thereof.

The Forbearance Agreement provided that the forbearance period would terminate prior to its scheduled expiration if certain early termination milestones were not met. These early termination milestones effectively required that the Company reach agreement with the Administrative Agent no later than 5:00 p.m. (Central Time) on July 22, 2020 with respect to the timeline and process for unwinding the Company’s hedges (the “Hedge Process Agreement Deadline”)

On July 22, 2020, prior to the Hedge Process Agreement Deadline, the Agent approved of the timeline and process for unwinding the Company’s hedges. The timeline and process were subsequently documented in the First Amendment to Limited Forbearance Agreement (the “First Amendment”), which was executed by the Company, the Lenders, the Agent, and the other parties thereto, effective as of July 24, 2020.

The First Amendment replaced the original early termination milestones with the requirement that on July 31, 2020, at or prior to 3:00 p.m. (Eastern Time), the Company must:

•	unwind all of its hedges; and

•

use all or a portion of the hedge unwind proceeds to repay a portion of the borrowings under the Credit Agreement, together with accrued interest and any applicable break funding payments under the Credit Agreement.

The First Amendment did not change the amount of the hedge unwind proceeds required for repaying the Credit Agreement borrowings. Therefore, if the total net cash proceeds are less than or equal to $33 million, then the Loan Repayment is equal to $24 million or the total amount of those proceeds, whichever is less. If the total net cash proceeds are greater than $33 million, then the Loan Repayment is equal to the amount by which those proceeds exceed $9 million.

The Company’s hedge counterparties are parties to the First Amendment and have agreed to unwind the hedges, as long as the Company agrees to the consensual termination of all hedges in existence on July 15, 2020. The First Amendment provides that the loan repayment described above cannot be used by the Company to satisfy all or any portion of the remaining borrowing base deficiency payments it is required to make under the Credit Agreement, including the $12.5 million deficiency payment required to be made on or before August 2, 2020.

The First Amendment also provides that such termination of the Company’s hedges will not result in an automatic reduction of the Company’s borrowing base under the Credit Agreement.

The foregoing descriptions of the Forbearance Agreement and the First Amendment are a summary only, do not purport to be complete, and are qualified in their entirety by reference to the complete text of the Forbearance Agreement, which was filed as Exhibit 99.1 to our Current Report on Form 8-K filed on July 15, 2020, and the complete text of the First Amendment, which is filed as Exhibit 99.1 to this Current Report, each of which is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The exhibit listed in the following Exhibit Index is filed as part of this Current Report on Form 8-K.

Exhibit No.	Description

99.1	First Amendment to Forbearance Agreement dated as of July 24, 2020, by and among the Company, the subsidiary guarantors party thereto, certain Lenders identified therein, Royal Bank of Canada, as Administrative Agent and Issuing Bank, and the hedge counterparties party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPARRAL ENERGY, INC.

Dated: July 27, 2020	By:	/s/ Justin Byrne
	Name:	Justin Byrne
	Title:	Vice President and General Counsel